Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-46826) of The Dun & Bradstreet Corporation of our report dated June 23, 2010 relating to the financial statements of The Dun & Bradstreet Corporation 401(k) Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Florham Park, New Jersey
June 23, 2010